Exhibit k

TIAA-CREF Life Insurance Company	Meredith Kornreich
General Counsel
730 Third Avenue	(212) 490-9000 x 6973
New York, New York 10017-3206	(212) 916-6121 Fax
mkornreich@tiaa-cref.org

June 14, 2013

Board of Directors

TIAA-CREF Life Insurance Company

730 Third Avenue

New York, New York 10017-3206

Re:	Post-Effective Amendment No. 2 to the
Registration Statement on Form N-6
to be effective 60 days after filing date (June 14, 2013)
for the M Intelligent Life Survivorship Variable Universal Life Insurance policies.

Ladies and Gentlemen:

This opinion is furnished in connection with the filing by TIAA-CREF Life Separate Account VLI-2 (the “Separate Account”) of the above-referenced Registration Statement under the Securities Act of 1933 for the M Intelligent Life Survivorship Variable Universal Life policies (the “Policies”) offered and funded by the Separate Account. I have examined, or persons on my staff or the Corporate Secretary’s office have examined such documents and laws as I considered necessary and appropriate. On the basis of such examination, it is my opinion that:

1.	TIAA-CREF Life Insurance Company is a stock life insurance company duly organized and validly existing under the laws of the State of New York and has been duly authorized by the Insurance Department of the State of New York to issue variable life insurance contracts.

2.	The Separate Account is a “separate account” of TIAA-CREF Life within the meaning of Section 4240 of the New York Insurance Law, duly established by a resolution of TIAA-CREF Life’s Board of Directors and validly existing under the laws of the State of New York.

3.	To the extent New York State law governs, the Policies have been duly authorized by TIAA-CREF Life and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of TIAA-CREF Life enforceable in accordance with their terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

I hereby consent to the use of this opinion as an exhibit to said Post-effective Amendment No. 2 to the Registration Statement, and to the reference to my name under the heading “Legal Matters” in the Statement of Additional Information incorporated therein.

Sincerely,

/s/ Meredith Kornreich
Meredith Kornreich
General Counsel